As filed with the Securities and Exchange Commission on December 8, 1997
                                                     Registration No. 333-41199

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           __________________________
                               AMENDMENT NO. 1
                                     TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                            PATTERSON DENTAL COMPANY

           (Exact name of registrant as specified in its charter)


         MINNESOTA                                5047                    41-0886515
(State or other Jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)        Classification Code Number)   Identification Number)


                           1031 MENDOTA HEIGHTS ROAD
                           ST. PAUL, MINNESOTA  55120
                                 (612) 686-1600
             (Address and telephone number, including area code,
                 of registrant's principal executive offices)

                   RONALD E. EZERSKI, CHIEF FINANCIAL OFFICER
                            PATTERSON DENTAL COMPANY
                           1031 MENDOTA HEIGHTS ROAD
                           ST. PAUL, MINNESOTA  55120
                                 (612) 686-1600
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
    AVRON L. GORDON, ESQ.                            MATTHEW L. LEVITT, ESQ.
   BRETT D. ANDERSON, ESQ.                          PATTERSON DENTAL COMPANY
   BRIGGS AND MORGAN, P.A.                         1031 MENDOTA HEIGHTS ROAD
       2400 IDS CENTER                             ST. PAUL, MINNESOTA  55120
 MINNEAPOLIS, MINNESOTA 55402                             (612) 686-1777
        (612) 334-8400
                                _______________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                _______________

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                           __________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

               SUBJECT TO COMPLETION, DATED DECEMBER 8, 1997

PROSPECTUS
--------------------------------------------------------------------------------

                                 299,099 SHARES
                            PATTERSON DENTAL COMPANY
                                  COMMON STOCK
--------------------------------------------------------------------------------

     This Prospectus relates to 299,099 shares of Common Stock (the "Shares"), par value $.01 per share (the "Common Stock"), of Patterson Dental Company (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." No period of time has been fixed within which the Shares may be offered or sold. The Company's Common Stock is traded on the Nasdaq National Market System under the symbol "PDCO." On December 5, 1997, the average of the high and low prices of the Common Stock on the Nasdaq National Market System was $40.9375 per share.

     The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

     The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

     THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                                ________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ________________

            THE DATE OF THIS PROSPECTUS IS ________________, 1997.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Company's Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company (File No. 0-20572) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended April 26, 1997, filed on July 25, 1997.

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended July 26 and October 25, 1997, filed on September 8 and December 5, 1997, respectively.

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-1 (No. 33-51304) filed on August 26, 1992.

     (d) The Company's Current Report on Form 8-K filed on September 5, 1997, relating to the Company's sale of equity securities to Canadian investors in a private transaction pursuant to Regulation S.

     (e) The Company's Current Report on Form 8-K filed on November 26, 1997, relating to the restatement of certain financial information and the sale of equity securities to Canadian investors in a private transaction pursuant to Regulation S.

     (f) The Company's Definitive Schedule 14A (Proxy Statement) filed on July 29, 1997, relating to the Company's Annual Meeting of Shareholders held on September 8, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
Written requests for such copies should be directed to the Company at 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 686-1600.

                               PROSPECTUS SUMMARY

     The following summary is qualified by the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. Purchasers of the Company's Common Stock are cautioned that the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those factors discussed herein under "Risk Factors" and elsewhere in the Prospectus.

                                  THE COMPANY

     Patterson Dental Company (the "Company") distributes dental supplies and equipment in the United States and Canada. The Company currently supplies a full line of over 75,000 products to dentists, dental laboratories and institutions. These products include supplies such as x-ray film and solutions, impression materials and restorative materials, hand instruments and sterilization and protective products and equipment such as x-ray machines, handpieces, dental chairs, dental handpiece control units, diagnostic equipment, sterilizers, dental lights and compressors, as well as a full line of office supply products used by dental, medical and other health care practitioners.
The Company's product line includes approximately 1,500 private-label products sold under the Patterson name. The Company also offers customers a full range of related services including dental equipment installation, maintenance and repair, dental office design and equipment financing. Patterson's Colwell division provides a variety of printed products and office supplies to office-based healthcare providers including medical and dental offices. Unless otherwise indicated, all references to the Company include its subsidiaries:
Direct Dental Supply Co.; Patterson Dental Canada, Inc.; Patterson Dental Supply, Inc.; and Canadian Dental Supply Ltd.

     The Company markets its products and services through more than 750 direct sales representatives and equipment specialists who operate through 92 sales offices in the United States and Canada. The Company processes an average of more than 8,000 customer orders each business day using a computerized order processing network that links the Company's sales offices and eight domestic distribution centers. The Company estimates that 97% of its consumable goods orders are shipped complete within 24 hours. Customers may order through a sales representative or directly from the Company by mail, telephone and, for selected customers, electronically through the Company's personal computer-based remote order entry system (REMO), a hand-held bar code scanner (PDXpress), or a smart phone with credit card processing (PassPort Plus). To support its marketing efforts and facilitate order entry, the Company publishes an annual catalog containing approximately 10,000 dental products; a semiannual publication, Patterson Today, featuring dental equipment; and periodic direct mail advertisements highlighting popular and specially priced items.

     In May 1985, a holding company formed by the Company's management and certain investors purchased the Company's predecessor, then a Delaware corporation, from a subsidiary of The Beatrice Companies, Inc. Following the acquisition, management implemented strategies to enhance profitability through improving operating efficiency and the quality and breadth of customer service. The Company instituted a computerized order processing network, improved inventory tracking and other management information systems, introduced centralized purchasing, and reduced the number of distribution locations in the U.S. from 56 to 8. Management also enhanced revenue growth through internal expansion and strategic acquisitions, including the 1987 acquisition of the third largest U.S. distributor of dental products, the 1993 acquisition of the second largest distributor of dental products in Canada and the October 1996 acquisition of the Colwell division ("Colwell") of Deluxe Corporation ("Deluxe"), a direct marketer of stationery and office products to healthcare providers. As a result of implementing these strategies, net sales increased from $165.8 million for fiscal 1986 to $687.9 million for fiscal 1997, operating margins increased every year since fiscal 1985 and profitability increased from an operating loss for fiscal 1986 to operating income of $51.2 million for fiscal 1997.

     In October 1996, the Company acquired substantially all of the assets of Colwell pursuant to an asset purchase agreement between the Company and Deluxe. Colwell produces and markets a variety of office supply products used by dental, medical and other health care practitioners, including insurance and billing forms, stationery, envelopes, appointment calendars, file folders, accounting supplies and other office products. Substantially all of the assets acquired consisted of real estate, plant and equipment, inventory, accounts receivable and intangibles used by Colwell in the conduct of its business. The Company intends to continue to use the assets acquired for these purposes.

     Effective August 26, 1997, the Company acquired Canadian Dental Supply Ltd. ("CDS"), a Vancouver, British Columbia, based dental distributor. In connection with the acquisition, the Company issued 112,432 shares of its Common Stock to CDS shareholders. The transaction was accounted for as a pooling of interests. In July 1997, the Company exchanged 186,667 shares of its Common Stock for all of the outstanding shares of EagleSoft, Incorporated ("EagleSoft"), an entity which designs and sells software systems for dental practices.

     The Company began supplying dental equipment and supplies to dentists and other customers in 1877. In 1985, the Company, then a Delaware corporation, was acquired by PDA, Inc. ("PDA"), a Minnesota corporation controlled by members of the Patterson Dental Company management. The Company, which was incorporated under the Minnesota Business Corporation Act on June 15, 1992, merged with, and became the successor to, PDA on July 17, 1992. The Company's corporate headquarters and executive offices are located at 1031 Mendota Heights Road, St. Paul, Minnesota 55120. The Company's telephone number is (612) 686-1600.

                                  RISK FACTORS

     An investment in the Shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with an investment in the Shares offered hereby.

     When used below and elsewhere in this Prospectus, including documents incorporated herein by reference, the words "believes," "anticipates" and "intends" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Potential purchasers of the Company's Common Stock are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

HEALTH CARE EXPENDITURES; MARKET FOR DENTAL SUPPLIES AND EQUIPMENT

     Factors that may affect future operating results of the Company include:
(i) reduced growth in expenditures for dental services by private dental insurance plans; (ii) the accuracy of the Company's assumptions concerning future per capita expenditures for dental services, including assumptions as to population growth and the demand for preventive dental services such as periodontic, endodontic and orthodontic procedures; (iii) the rate of growth in demand for infection control products currently used for prevention of the spread of communicable diseases such as AIDS, hepatitis and herpes; (iv) changes in the economics of dentistry affecting dental practice growth and the demand for dental products, including the ability and willingness of dentists to invest in high-technology diagnostic and therapeutic products; and (v) the effects of health care reform, increasing emphasis on controlling health care costs and legislation or regulation of health care pricing, all of which may affect the ability of dentists to obtain reimbursement for use of new and state-of-the-art procedures and technologies.

     Patterson estimates that sales of dental supplies and equipment sold at wholesale in the United States represents a market of approximately $2.5 billion and that its market share, based on fiscal 1997 sales, was approximately 20%. The Company believes that one of the principal economic factors affecting demand for dental services, and thus, for dental products, is the level of employment in the United States. Future adverse conditions affecting employment and benefits made available to workers could have a material adverse effect on the Company's business and prospects.

COMPETITION

     The dental products distribution industry is highly competitive. The Company's ability to retain its base of customers and to increase its market share and the Company's ability to meet increased competition from national, regional and full-service distributors and mail-order distributors of dental products, while maintaining current or improved profit margins, will affect future operating results of the Company. In addition to one other national, full-service firm, which is believed to have sales exceeding those of the Company, there are at least 20 full-service distributors which operate on a regional level, and hundreds of small local distributors. A number of these independent distributors are members of a purchasing group known as the ADC buying group ("ADC"). ADC purchases dental products and obtains volume discounts for the benefit of its members. ADC members, who market and sell products independently, are believed to have combined sales exceeding those of the Company.

     The business of supplying office products and forms to dental, medical and other practitioners is highly competitive. The principal competition faced by Colwell consists of other national direct mail suppliers, as well as local printing and office product suppliers which provide printed products and office supplies to office-based health care practitioners.

DEPENDENCE ON SALES PERSONNEL, KEY VENDORS AND MANUFACTURERS

     The Company's future operating results are dependent upon the Company's ability to maintain satisfactory relationships with qualified and motivated sales personnel and key vendors and the Company's ability to create relationships with additional manufacturers of quality, innovative products.

CONTROL BY MANAGEMENT

     The current officers and directors of the Company beneficially own approximately 20% of the outstanding Common Stock. Accordingly, such persons are able to exert substantial influence over the composition of the Company's Board of Directors and generally direct the affairs of the Company and may have the power to control the outcome of shareholder approvals of business acquisitions, mergers and combinations and other actions.

PRODUCT LIABILITY

     Although the Company does not manufacture any products, it is subject to claims related to the products it distributes. The Company has not historically had a significant number of claims brought against it and has not incurred significant liabilities due to such claims; however, any significant increase in claims could have an adverse impact on the Company. The Company believes that its product liability insurance is adequate and that it also has certain rights to indemnification from third parties, but there can be no assurance that claims exceeding such coverage will not be made, that the Company will be able to continue to obtain insurance coverage, or that the Company would be successful in obtaining indemnification from such third parties.

CHANGES IN FDA REGULATIONS

     The manufacture of certain dental products distributed by the Company is subject to regulation by the United States Food and Drug Administration (the "FDA"). The FDA's interpretation of legislation such as the Safe Medical Devices Act of 1990, and possible new FDA regulations affecting medical products, could have the effect of increasing the cost of, and time needed to develop, dental products. The reclassification by the FDA of certain dental products could require manufacturers to obtain FDA approval before such products could be sold by distributors such as the Company. The Company is not aware of any dental products sold by the Company which have been affected by such regulations. The Company is unable to predict the economic impact, if any, upon its business of any such regulations.

ANTI-TAKEOVER PROVISIONS

     The Board of Directors of the Company is divided into three classes, with the term of one of the three classes expiring each year. The Board of Directors, without any action by the Company's shareholders, is authorized to designate and issue the undesignated preferred shares of the Company in such classes or series as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividend, liquidation and voting rights. The Company has no present plan to establish or issue any such securities. In addition, various provisions of the Minnesota Business Corporation Act restrict certain control share acquisitions and business combinations. The existence of the classified Board of Directors, the ability of the Board of Directors to designate and issue various classes and series of preferred shares, and the statutory anti-takeover provisions under the Minnesota Business Corporation Act could impede or deter an unsolicited tender offer or takeover proposal regarding the Company, and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock.

                              SELLING SHAREHOLDERS

     The following table sets forth, as of the date hereof, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus. There can be no assurance that the Shares offered hereby will be sold.

                                                                                  PERCENTAGE OF
                               SHARES                         SHARES              OUTSTANDING
                            BENEFICIALLY                   BENEFICIALLY        SHARES BENEFICIALLY
                              OWNED(1)    SHARES           OWNED UPON               OWNED UPON
                              PRIOR TO    OFFERED      COMPLETION OF THE        COMPLETION OF THE
SELLING SHAREHOLDER           OFFERING    HEREBY             OFFERING               OFFERING
-------------------------   ----------- ----------     ------------------      --------------------

Cherry Holdings Ltd.           72,536    72,536                   -                     -
Scott R. Kabbes                67,689    67,689                   -                     -
Joseph F. Brumleve             54,104    54,104                   -                     -
Tamara K. Prazak               27,052    27,052                   -                     -
Theresa K. Schmehil            27,052    27,052                   -                     -
John Ounapuu                    8,090     8,090                   -                     -
Leslie Subryan                  6,562     6,562                   -                     -
Gerry Palmer                    6,277     6,277                   -                     -
Craig Kabbes                    5,385     5,385                   -                     -
David Sproat                    5,385     5,385                   -                     -
Bob Jamison                     3,038     3,038                   -                     -
Rick Watts                      3,034     3,034                   -                     -
Bill Scott                      1,234     1,234                   -                     -
Stewart Cannon                  1,196     1,196                   -                     -
Robert McTavish                   707       707                   -                     -
Alan Roberts                      686       686                   -                     -
Adair Cardinal                    548       548                   -                     -
Larry Maxwell                     510       510                   -                     -
Tom McGimpsey                     510       510                   -                     -
Mike Wilhelm                      493       493                   -                     -
Colin Casebeer                    472       472                   -                     -
William Jackson                   472       472                   -                     -
Robert Munden                     472       472                   -                     -


                                                                                  PERCENTAGE OF
                               SHARES                         SHARES              OUTSTANDING
                            BENEFICIALLY                   BENEFICIALLY        SHARES BENEFICIALLY
                              OWNED(1)    SHARES           OWNED UPON               OWNED UPON
                              PRIOR TO    OFFERED      COMPLETION OF THE        COMPLETION OF THE
SELLING SHAREHOLDER           OFFERING    HEREBY             OFFERING               OFFERING
-------------------------   ----------- ----------     ------------------      --------------------

Douglas Tulk                      472       472                   -                     -
Robin Volk                        471       471                   -                     -
Gerry Crandles                    354       354                   -                     -
Bryan Buss                        274       274                   -                     -
Earl Korber                       274       274                   -                     -
Robert Scott                      274       274                   -                     -
Sandy Wright                      274       274                   -                     -
Dean Callon                       236       236                   -                     -
Diane Ireland                     236       236                   -                     -
Steve Sale                        236       236                   -                     -
Joan Van Paridon                  235       235                   -                     -
Chun Kee Siu                      168       168                   -                     -
Lois Baker                        155       155                   -                     -
Frank Wischlinski                 118       118                   -                     -
John Cismas                       109       109                   -                     -
Darshan Jhooti                    109       109                   -                     -
Rick Throssell                    109       109                   -                     -
Paul Jhooti                       101       101                   -                     -
Dave Langton                       92        92                   -                     -
Jack Derhovagimian                 84        84                   -                     -
Wendy James                        71        71                   -                     -
Kevin Johnson                      71        71                   -                     -
Martin Kurek                       71        71                   -                     -
Don Lotzer                         71        71                   -                     -
Dave Mitchell                      71        71                   -                     -
Peter Rooke                        71        71                   -                     -
Ian Shypanski                      71        71                   -                     -
Jim Soganic                        71        71                   -                     -


                                                                                  PERCENTAGE OF
                               SHARES                         SHARES              OUTSTANDING
                            BENEFICIALLY                   BENEFICIALLY        SHARES BENEFICIALLY
                              OWNED(1)    SHARES           OWNED UPON               OWNED UPON
                              PRIOR TO    OFFERED      COMPLETION OF THE        COMPLETION OF THE
SELLING SHAREHOLDER           OFFERING    HEREBY             OFFERING               OFFERING
-------------------------   ----------- ----------     ------------------      --------------------

Russ Holmes                        59        59                   -                     -
Don Criss                          54        54                   -                     -
Steve Imbach                       54        54                   -                     -
Gordon McDowell                    54        54                   -                     -
Rick Miller                        46        46                   -                     -
Mike Archer                        37        37                   -                     -
Don Gerrior                        37        37                   -                     -
Harry Hogan                        37        37                   -                     -
Linda Kwan                         37        37                   -                     -
Regina Leung                       37        37                   -                     -
Henry Yuen                         37        37                   -                     -
Morris Begin                       29        29                   -                     -
Bob Mahoney                        29        29                   -                     -
Stephen Johnson                    25        25                   -                     -
Doug Sandberg                      25        25                   -                     -
Debra Sharp                        25        25                   -                     -
Eric Hough                         12        12                   -                     -
Cecilia Tam                        12        12                   -                     -


_______________

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Commission and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

     This Prospectus includes 112,432 shares of Common Stock owned by former shareholders of CDS and 186,667 shares of Common Stock owned by former shareholders of EagleSoft (collectively, the "Selling Shareholders"). The Shares were issued to the Selling Shareholders in connection with acquisitions completed by the Company in 1997. All of the Selling Shareholders, except Cherry Holdings Ltd., Joseph F. Brumleve, Tamara K. Prazak and Theresa K. Schmehil, are either past or present employees of the Company or its subsidiaries.

     The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                USE OF PROCEEDS

     The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on the Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     The Company has agreed to indemnify such Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act and the Exchange Act. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and certain legal matters pertaining to the Company were passed upon on behalf of the Company by Matthew
L. Levitt, Esq., General Counsel to the Company.

                                    EXPERTS

     The consolidated financial statements of Patterson Dental Company, appearing in Patterson Dental Company's Annual Report on Form 10-K for the year ended April 26, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, included therein and incorporated herein by reference. The supplemental consolidated financial statements of Patterson Dental Company appearing in Patterson Dental Company's Current Report on Form 8-K filed on November 26, 1997, have been audited by Ernst & Young LLP, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements and supplemental financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

================================================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.



                            _____________________

                              TABLE OF CONTENTS
                            _____________________

                                       Page
                                       ----

Available Information...............     2
Incorporation of Certain Documents
  by Reference......................     2
Prospectus Summary..................     4
The Company.........................     4
Risk Factors........................     6
Selling Shareholders................     8
Use of Proceeds.....................    11
Plan of Distribution................    11
Legal Matters.......................    11
Experts.............................    12



                                 299,099 SHARES



                                PATTERSON DENTAL
                                    COMPANY



                                  COMMON STOCK





                              ____________________

                                   PROSPECTUS
                              ____________________




                            _________________, 1997


================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.


     SEC registration fee...................................   $ 3,728
     Legal fees and expenses................................     5,000
     Accounting fees and expenses...........................     5,400
     Miscellaneous (including listing fees, if applicable)..     6,872
                                                               -------

       Total................................................   $21,000
                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

     Article VI of the Company's Bylaws provides that officers, directors, members of committees appointed or designated by the Board of Directors and employees, past or present, of the Company shall be indemnified by the Company, in accordance with the terms and conditions of Minnesota Statutes, Section 302A.521.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

5.1+   Opinion of Matthew L. Levitt, Esq.
23.1+  Consent of Matthew L. Levitt, Esq. (included in Exhibit 5.1).
23.2   Consent of Ernst & Young LLP.
24.1+ Power of Attorney (included on signature page to the Registration Statement).

----------
+ Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul and State of Minnesota, on December 8, 1997.

                                               Patterson Dental Company


                                              By  /s/ Peter L. Frechette
                                                  --------------------------
                                                  Peter L. Frechette
                                                  Chairman, President
                                                  and Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


       Signature                         Title                       Date
       ---------                         -----                       ----

/s/ Peter L. Frechette    Chairman, President, Chief           December 8, 1997
------------------------  Executive Officer and Director
Peter L. Frechette        (Principal Executive Officer)


*   Ronald E. Ezerski     Vice President, Treasurer,           December 8, 1997
------------------------  Secretary, Chief Financial Officer
Ronald E. Ezerski         and Director (Principal Accounting
                          Officer and Principal Financial
                          Officer)


*   David K. Beecken      Director                             December 8, 1997
------------------------
David K. Beecken


*   Andre B. Lacy         Director                             December 8, 1997
------------------------
Andre B. Lacy


*   Burt E. Swanson       Director                             December 8, 1997
------------------------
Burt E. Swanson


*By:  /s/ Matthew L. Levitt
    -------------------------
          Matthew L. Levitt
          Attorney-in-Fact

                                 EXHIBIT INDEX



NUMBER                           DESCRIPTION
-------  --------------------------------------------------------------
 5.1+    Opinion of Matthew L. Levitt, Esq.
23.1+    Consent of Matthew L. Levitt, Esq. (included in Exhibit 5.1).
23.2     Consent of Ernst & Young LLP.
24.1+    Power of Attorney (included on signature page to Registration
         Statement).
----------
+ Previously filed.